

CHINA INDUSTRIAL STEEL INC.

US OTC MARKET (CDNN)

December 2012

FORWARD LOOKING STATEMENT

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements differ from the assumptions underlying such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which China Industrial Steel Inc. has little or no control. We do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the presentation, except as required by applicable law or regulation.

INTRODUCTION

- China Industrial Steel Inc., ("The Company" , "CIS") is a holding company incorporated in the State of Maryland in 2010.
- Through a WFOE and VIE structure, CIS controls Handan Hongri Metallurgy Co. Ltd., ("Hongri"), a PRC operating company that produces and sells steel products in China.
- Hongri commenced operations in 2007. The Company has 2.3 million metric tons steel making capacity and an aggregate 2 million metric tons of steel rolling capacity for the manufacturer of steel plates and steel bar/wires.
- The Company purchases its raw materials and sells steel products in China's domestic market.
- The Company employs approximately 1,600 employees currently.



STEEL MAKING


Raw Materials
•Molten Iron
•Iron
•Scrap Steel
Converter
Hot Steel
Belt Caster
Steel Billet





STEEL ROLLING


Steel Billet Sales
Steel Billet Rolling Process
Bar Works
Plate Works I & II
Steel Wires
Steel Bars
Steel Plates





SALES OF MAJOR PRODUCTS

- **STEEL BILLET**

  A semi-finished product, which is sold to third parties as raw material, or is used by the Company to manufacturer steel plate and steel wires internally through a rolling process.

- **STEEL PLATE AND STEEL WIRE/BAR**

  These products are primarily used by equipment manufacturers, in the construction of buildings and in large scale infrastructure projects, including roads and bridges.

- **BYPRODUCTS**

  These byproducts consist of offcuts of steel plates, steel drop, oxygen gas and others.

- **PRODUCTION VOLUME**

  Management determines the production volume of various products based on the demand of steel market.

MAJOR PRODUCTS
Nine Months Ended September 30, 2012 and 2011

	2012		2011	
Products	Revenue	Quantity (Ton)	Revenue	Quantity (Ton)
Steel plates	$ 234,481,468	443,065	$ 439,293,501	708,731
Steel wires / bars	184,161,945	345,902	38,583,974	57,325
Steel billets	64,758,880	121,559	137,666,819	235,696
Byproducts and others	8,748,940	-	14,735,659	-
Products Total	$ 492,151,233	910,526	$ 630,279,953	1,001,752

COMPETITIVE ENVIRONMENT

- Excessive production capacity of steel production, the recent downturn in the demand for steel products and higher iron ore, coking coal and material costs have been major challenges that the Chinese steel industry has encountered this year. But, the Chinese government stimulus announced in September of this year, which focused on infrastructure, has been positive for China's economy and will increase demand for steel products.
- In an effort to eliminate obsolete and inefficient producers, in May of 2010, the central government established a detailed set of guidelines with regard to the operation of existing plants including energy usage, plant emissions and production levels, and this has resulted in the closure of many steel mills that are substantially smaller than China Industrial Steel, that are high polluters or that are energy inefficient.

COMPETITIVE ADVANTAGES

- The Company has both steel making and steel rolling capacity to produce various steel products.
- Purchase molten iron from a related Company, secured the raw material supply and lowered the iron transportation and processing cost.
- Lower overhead cost.
- Close to rail line, able to deliver products to remote areas with relative lower transportation cost.

CHINESE STEEL MARKET

- Chinese comprehensive price index of steel products ("CSPI"), an index combined various price of steel products commenced in 1994, an economic indicator of market demand for steel products, was decreasing continuously from the beginning of 2012. At September 30, 2012, CSPI was 102.45, which was close to 1994 level. The management believes that the prices of steel products may bottom in 2012 and stabilize in 2013.

GROWTH STRATEGY

- To continue to adjust its products mix based on changes in customer demands, with the objective of maximizing the profit.
- To introduce new “value added” steel products for consumer products manufacturers, by either extending current production facilities or adding a new production line.
- To continue to be environmentally responsible by recycling residuals of the manufacturing process.

SELECTED FINANCIAL DATA

Selected Consolidated Income Statements Data	Year Ended December 31,			
	2011	2010	2009	2008
Net Revenues	$ 823,107,042	$ 573,666,684	$ 556,754,960	$ 359,057,857
Gross profit	$ 61,461,008	$ 37,812,187	$ 62,136,779	$ 33,217,202
Income from operations	$ 58,960,631	$ 35,279,926	$ 61,260,199	$ 32,134,803
Net income	$ 45,801,476	$ 25,770,440	$ 58,160,977	$ 27,848,080
Net income per share - basic and diluted	$ 0.62	$ 0.39	$ 0.94	$ 0.45
Weighted average shares outstanding - basic and diluted	73,351,698	66,308,038	61,576,992	61,576,992
Selected Consolidated Balance Sheets Data				
Current assets	$ 143,326,333	$ 109,999,314	$ 101,114,893	$ 131,164,157
Total assets	$ 337,266,685	$ 299,511,009	$ 295,919,596	$ 242,571,451
Current liabilities	$ 92,596,081	$ 99,854,735	$ 120,901,452	$ 136,574,269
Long term liabilities	$ 57,348,648	$ 66,280,378	$ 75,087,441	$ 64,902,579

	Three Months Ended September 30, 2012	2011	Nine Months Ended September 30, 2012	2011
Revenues				
Sales to customers	$ 162,539,814	$ 222,596,275	$ 475,334,300	$ 605,634,960
Sales to related parties	7,010,402	3,359,561	16,816,933	24,644,993
Total Revenues	169,550,216	225,955,836	492,151,233	630,279,953
Cost of Revenue				
Cost of Revenue - non-related parties	72,622,372	24,541,195	197,528,829	73,393,963
Cost of Revenue - related parties	99,305,592	177,943,910	283,719,169	508,579,448
Total Cost of Revenue	171,927,964	202,485,105	481,247,998	581,973,411
Gross Profit	(2,377,748)	23,470,731	10,903,235	48,306,542
Selling and General and Administrative Expenses				
Total Selling and General and Administrative Expenses	745,151	846,044	2,989,116	2,108,782
(Loss) Income From Operations	(3,122,899)	22,624,687	7,914,119	46,197,760
Other Income (Expenses)				
Total Other Income (Expenses)	(625,381)	(1,382,208)	(3,723,446)	(4,147,036)
(Loss) income from operation before income tax	(3,748,280)	21,242,479	4,190,673	42,050,724
Provision for income tax	-	2,887,528	1,384,392	5,858,792
Net (Loss) Income	(3,748,280)	18,354,951	2,806,281	36,191,932
Earnings Per Share - Basic and Diluted	$ (0.05)	$ 0.25	$ 0.04	$ 0.49
Weighted Average Shares Outstanding - Basic and Diluted	73,620,391	73,542,058	73,585,924	73,287,782

CORPORATE SNAPSHOT

❑ Price (December 12, 2012)	$1.01
❑ Market Cap (December 12, 2012)	$74.36 million
❑ Shares Outstanding	73.62 million
❑ EPS YTD 09/30/2012 / FY 2011	$0.04 /$0.62
❑ Stockholder Equity – 09/30/2011	$192 million

PROFESSIONAL PARTNERS


U.S. Securities Counsel
Sichenzia Ross Friedman LLP, New York, New York
China Counsel
The Global Law Office, Beijing, China
CHINA INDUSTRIAL STEEL
News Distribution
PR Newswire
Auditor
Friedman LLP

INVESTOR CONTACTS

www.chinaindustrialsteel.com

Delong Zhou – Chief Financial Officer
delongcpa@hotmail.com

Frank Pena – Director
fpena@chinaindustrialsteel.com

THANK YOU!